Supplementing the Preliminary Prospectus Supplement dated March 8, 2016 (To Prospectus dated June 26, 2015)	Filed Pursuant to Rule 433 Registration Statement No. 333-205243 Pricing Term Sheet March 9, 2016

EverBank Financial Corp

6.00% Fixed-to-Floating Rate Subordinated Notes due 2026

Pricing Term Sheet

Issuer:	EverBank Financial Corp

Security:	6.00% Fixed-to-Floating Rate Subordinated Notes

Principal Amount:	$90,000,000

Net Proceeds (before expenses):	$88,910,100

Maturity:	March 15, 2026

Interest Rate:	From and including March 14, 2016 to, but excluding, March 15, 2021, at a rate of 6.00% per annum and thereafter, at a per annum floating rate equal to three-month LIBOR plus a spread of 470.4 basis points

Price to Public:	100.00% of face amount

Interest Payment Dates:	From and including March 14, 2016 to, but excluding March 15, 2021, each March 15 and September 15, commencing on September 15, 2016. Thereafter, each March 15, June 15, September 15 and December 15, commencing on June 15, 2021

Day Count:	From and including March 14, 2016 to, but excluding, March 15, 2021, 30/360 and thereafter, a 360 day year and the actual number of days elapsed

Optional Redemption:	At the Issuer’s option, subject to regulatory approval, redeemable (1) in whole or in part on or after March 15, 2021 and (2) in whole but not in part, within 90 days if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) the Company is required to register as an investment company under the Investment Company Act of 1940, as amended. For more information, see ‘‘Description of The Subordinated Notes—Optional Redemption’’ in the preliminary prospectus supplement dated March 8, 2016.

Trade Date:	March 9, 2016

Settlement Date:	T+3; March 14, 2016

CUSIP / ISIN:	29977G AB8 / US29977GAB86

Rating*:	BBB (Kroll)

Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof

Joint Book-running Managers:	Incapital LLC U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital LLC toll-free at 1-877-878-9000 or by email at prospectus_requests@incapital.com or by calling U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

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